Filed pursuant to Rule 433

Registration No. 333-210338

January 18, 2018

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

Issuer	Federative Republic of Brazil
Transaction	5.625% Global Bonds due 2047 (the “Notes”)
Ratings*	Ba2 (neg)/BB- (stable)/BB (neg) (Moody’s/S&P/Fitch)
Distribution	SEC Registered
Total Amount Issued	U.S.$1,500,000,000
Total Gross Proceeds	U.S.$1,505,280,000 (excluding accrued interest)
Coupon	5.625% per annum, 30/360—day count basis, payable semi-annually
Maturity	February 21, 2047
Offering Price	100.352% of the principal amount, plus accrued interest totaling U.S.$35,625,000, or U.S.$23.75 per U.S.$1,000 principal amount of the Notes, from August 21, 2017 to, but not including January 23, 2018, the date Brazil expects to deliver the Notes, and any additional interest to the date of delivery, if later.
Yield to Maturity	5.600% per annum
Benchmark Bond	2.750% due August 15, 2047
Benchmark Price	97-07
Benchmark Yield	2.890%
Reoffer Spread	+271 bps
Underwriting Fee	0.250%
Interest Payment Dates	February 21 and August 21 of each year
First Interest Payment Date	February 21, 2018
Reopening	The Notes constitute a further issuance of, and will form a single series with, the U.S.$1,500,000,000 in aggregate principal amount of Brazil’s 5.625% Global Bonds due 2047 issued on July 28, 2016.
Optional Redemption	The Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the Notes plus a Make-Whole Amount at the Treasury Rate plus 50 basis points, plus accrued interest on the principal amount of the Notes to the date of redemption.
Pricing Date	January 18, 2018
Settlement Date	January 23, 2018 (T+3)
CUSIP / ISIN	105756 BY5 / US105756BY51
Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof
Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market
Joint Bookrunners	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
Underwriting Commitments	Citigroup Global Markets Inc. U.S.$500,000,000 HSBC Securities (USA) Inc. U.S.$500,000,000 Morgan Stanley & Co. LLC U.S.$500,000,000

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated January 18, 2018, for the 2047 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/205317/000119312518012826/d462579d424b5.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free +1-800-831-9146, HSBC Securities (USA) Inc. toll-free +1-866-811-8049 or Morgan Stanley & Co. LLC toll-free at +1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.